Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL 2011
-- Revenues and Earnings Growth in Fiscal 2011 --

FOREST CITY, IOWA, October 13, 2011 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) recreation vehicle manufacturer, today reported financial results for the Company's fourth quarter and fiscal year 2011.

Revenues for the fourth quarter ended August 27, 2011 were $130.5 million, an increase of 6.0%, versus $123.1 million for the fourth quarter of Fiscal 2010. Included within consolidated revenues was $7.8 million associated with towable products. The Company reported an operating profit of $1.8 million for the quarter, versus $5.0 million for the fourth quarter of Fiscal 2010. Net income for the fourth quarter was $3.5 million versus $4.9 million for the fourth quarter of Fiscal 2010. On a diluted per share basis, the Company had net income of $0.12 for the fourth quarter of Fiscal 2011 versus $0.17 for the fourth quarter of Fiscal 2010.

The fourth quarter of Fiscal 2011 as compared to the fourth quarter of Fiscal 2010 was negatively impacted by last-in, first-out (LIFO) inventory expense as opposed to LIFO income in the prior year period and commodity inflation. These negative items were partially offset by a tax benefit recorded in the fourth quarter of Fiscal 2011, primarily due to the taxable earnings achieved in Fiscal 2011 which increased the likelihood of realizing a portion of gross deferred tax assets in the future.

Revenues for Fiscal 2011 were $496.4 million, an increase of 10.4%, versus revenues of $449.5 million for Fiscal 2010. Included within consolidated revenues was $16.7 million associated with towable products. The Company reported operating income of $11.3 million for Fiscal 2011, versus $0.5 million for Fiscal 2010. Net income for Fiscal 2011 was $11.8 million, or $0.41 per diluted share, versus $10.2 million, or $0.35 per diluted share for Fiscal 2010. Contributing to net income in Fiscal 2010 was $9.5 million of tax benefits recorded primarily related to $5.8 million of tax benefit associated with the carryback of Fiscal 2009 net operating losses permitted by tax law changes and tax benefits associated with various tax planning initiatives and tax settlements.

“Results for the fourth quarter followed the same pattern as the third, showing the impact from an economy that had slowed in the second half of our fiscal year,” said Winnebago Industries' CEO and President Randy Potts. "While we experienced improved market conditions in the first half of Fiscal 2011, we were disappointed to see the negative effects caused by falling consumer confidence throughout the remainder of the year. The trend of rising average selling prices for our vehicles, however, was positive for us and we were pleased to complete the year with growth in revenues, operating income and net income year over year."

Revenues in Fiscal 2011 included towable products as a result of the acquisition of SunnyBrook Manufacturing. However, the new subsidiary was not yet profitable during the first eight months of ownership. "Fiscal 2011 was a year of investment in the Towables subsidiary," said Potts. "As anticipated, we incurred operational losses in Towables during the year in part related to the integration of systems, expansion of the distribution network, the updating of existing SunnyBrook product and the development of a new Winnebago branded towable product line. We are very excited about the future growth potential this new market holds for us."

"During the fourth quarter, we launched 2012 model year products and our dealers have expressed excitement about the new products, particularly the new Winnebago Tour and Itasca Ellipse 42QD floorplan, which was the hit of the recent September 2011 Pennsylvania RV and Camping Show in Hershey, PA," said Potts. "We participated for the first time in a dealer open house event in Elkhart, Indiana during September. This was also the first time we displayed our motorized and towable products together in one display and we were were pleased with the response from our dealers to our new 2012 model year products. It was a great opportunity for them to touch and feel these new products, many of which they were seeing for the first time, particularly the newly introduced Winnebago brand towables."

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, October 13, 2011. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers and fifth wheel products under the Winnebago, Itasca, Era and SunnyBrook brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago

Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit,
http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a further or continued slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except percent and per share data)

	Quarter Ended
	August 27, 2011		August 28, 2010
Net revenues	$130,546	100.0%	$123,125	100.0%
Cost of goods sold	122,018	93.5%	111,921	90.9%
Gross profit	8,528	6.5%	11,204	9.1%
Operating expenses:
Selling	4,122	3.2%	3,286	2.7%
General and administrative	2,640	2.0%	2,967	2.4%
Total operating expenses	6,762	5.2%	6,253	5.1%
Operating income	1,766	1.4%	4,951	4.0%
Non-operating income (expense)	108	0.1%	(67)	(0.1)%
Income before income taxes	1,874	1.4%	4,884	4.0%
Benefit for taxes	(1,673)	(1.3)%	(9)	—%
Net income	$3,547	2.7%	$4,893	4.0%
Income per common share:
Basic	$0.12		$0.17
Diluted	$0.12		$0.17
Weighted average common shares outstanding:
Basic	29,130		29,112
Diluted	29,199		29,115

	Year Ended
	August 27, 2011		August 28, 2010
Net revenues	$496,418	100.0%	$449,484	100.0%
Cost of goods sold	456,664	92.0%	423,217	94.2%
Gross profit	39,754	8.0%	26,267	5.8%
Operating expenses:
Selling	14,251	2.9%	12,724	2.8%
General and administrative	14,263	2.9%	13,023	2.9%
Assets held for sale impairment and gain, (net)	(39)	—%	—	—%
Total operating expenses	28,475	5.7%	25,747	5.7%
Operating income	11,279	2.3%	520	0.1%
Non-operating income	658	0.1%	222	—%
Income before income taxes	11,937	2.4%	742	0.2%
Provision (benefit) for taxes	94	—%	(9,505)	(2.1)%
Net income	$11,843	2.4%	$10,247	2.3%
Income per common share:
Basic	$0.41		$0.35
Diluted	$0.41		$0.35
Weighted average common shares outstanding:
Basic	29,121		29,091
Diluted	29,148		29,101
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	August 27, 2011	August 28, 2010
ASSETS
Current assets:
Cash and cash equivalents	$69,307	$74,691
Receivables, net	19,981	18,798
Inventories	69,165	43,526
Prepaid expenses and other assets	4,227	4,570
Income taxes receivable	1,525	132
Deferred income taxes	649	—
Total current assets	164,854	141,717
Total property and equipment, net	22,589	25,677
Assets held for sale	600	4,254
Long-term investments	10,627	17,785
Investment in life insurance	23,669	23,250
Goodwill	1,228	—
Amortizable intangible assets	720	—
Other assets	15,640	14,674
Total assets	$239,927	$227,357

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,610	$19,725
Income taxes payable	104	99
Accrued expenses	29,604	30,548
Total current liabilities	51,318	50,372
Long-term liabilities:
Unrecognized tax benefits	5,387	5,877
Postretirement health care and deferred compensation benefits, net of current portion	74,492	73,581
Total long-term liabilities	79,879	79,458
Stockholders' equity	108,730	97,527
Total liabilities and stockholders' equity	$239,927	$227,357

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	August 27, 2011	August 28, 2010
Operating activities:
Net income	$11,843	$10,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,492	6,340
LIFO expense (income)	2,075	(783)
Postretirement benefit income and deferred compensation expenses	1,378	1,275
Stock-based compensation	1,315	546
Asset impairment	605	—
Provision (reduction) for doubtful accounts	11	(37)
Deferred income taxes including valuation allowance	517	—
Gain on life insurance	(372)	—
Increase in cash surrender value of life insurance policies	(969)	(1,090)
(Gain) loss on disposal of property	(994)	25
Other	90	111
Change in assets and liabilities:
Inventories	(23,792)	4,107
Receivables and prepaid assets	101	(8,550)
Income taxes and unrecognized tax benefits	(2,127)	14,692
Accounts payable and accrued expenses	(1,551)	9,756
Postretirement and deferred compensation benefits	(3,741)	(3,600)
Net cash (used in) provided by operating activities	(10,119)	33,039

Investing activities:
Proceeds from the sale of investments, at par	7,150	15,850
Proceeds from life insurance	659	—
Purchases of property and equipment	(2,109)	(1,874)
Proceeds from the sale of property	4,143	96
Cash paid for acquisition, net of cash acquired	(4,694)	—
Other	(914)	262
Net cash provided by investing activities	4,235	14,334

Financing activities:
Payments for purchase of common stock	(89)	(250)
Payments on ARS portfolio	—	(9,100)
Proceeds from exercise of stock options	83	280
Other	506	(178)
Net cash provided by (used in) financing activities	500	(9,248)

Net (decrease) increase in cash and cash equivalents	(5,384)	38,125
Cash and cash equivalents at beginning of period	74,691	36,566
Cash and cash equivalents at end of period	$69,307	$74,691

Supplemental cash flow disclosure:
Income taxes paid (refunded)	$1,703	$(24,356)

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter Ended				Change
(In units)	August 27, 2011	Product Mix %	August 28, 2010	Product Mix %	Units	% Change
Class A gas	373	34.3%	453	38.9%	(80)	(17.7)%
Class A diesel	226	20.8%	262	22.5%	(36)	(13.7)%
Total Class A	599	55.1%	715	61.4%	(116)	(16.2)%
Class B	101	9.3%	34	2.9%	67	197.1%
Class C	388	35.7%	415	35.7%	(27)	(6.5)%
Total motor homes	1,088	100.0%	1,164	100.0%	(76)	(6.5)%

Travel trailer	279	77.9%
Fifth wheel	79	22.1%
Total towables	358	100.0%

	Year Ended				Change
(In units)	August 27, 2011	Product Mix %	August 28, 2010	Product Mix %	Units	% Change
Class A gas	1,518	34.5%	1,483	33.4%	35	2.4%
Class A diesel	918	20.9%	969	21.9%	(51)	(5.3)%
Total Class A	2,436	55.4%	2,452	55.3%	(16)	(0.7)%
Class B	103	2.3%	236	5.3%	(133)	(56.4)%
Class C	1,856	42.2%	1,745	39.4%	111	6.4%
Total motor homes	4,395	100.0%	4,433	100.0%	(38)	(0.9)%

Travel trailer	575	74.8%
Fifth wheel	194	25.2%
Total towables	769	100.0%
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Unaudited Backlog

	As Of				Change
	August 27, 2011		August 28, 2010			%
	Units	% (1)	Units	% (1)	Units	Change
Class A gas	230	33.8%	272	33.2%	(42)	(15.4)%
Class A diesel	177	26.0%	218	26.7%	(41)	(18.8)%
Total Class A	407	59.8%	490	59.9%	(83)	(16.9)%
Class B	71	10.4%	—	—%	71	100.0%
Class C	203	29.8%	328	40.1%	(125)	(38.1)%
Total motor home backlog(2)	681	100.0%	818	100.0%	(137)	(16.7)%

Travel trailer	187	63.8%
Fifth wheel	106	36.2%
Total towable backlog (2)	293	100.0%

Total approximate backlog revenue dollars (in 000's):
Motor home	$74,704		$82,773		$(8,069)	(9.7)%
Towable	6,669		—

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Unaudited Dealer Inventory

	Units As Of
	August 27, 2011	August 28, 2010	(Decrease)
Motor homes	1,958	2,044	(86)	(4.2)%
Towables	966	—